Exhibit 10.16

BJ’S WHOLESALE CLUB, INC.

DIRECTOR STOCK OWNERSHIP POLICY

Section 1. Purpose and Effective Date.

The purpose of this Director Stock Ownership Policy (this “Policy”), together with the equity awards granted to certain members of the board of directors (the “Board”) of BJ’s Wholesale Club, Inc. (the “Company”) pursuant to the Company’s Non-Employee Director Compensation Policy, as may be amended from time to time (the “Non-Employee Director Compensation Policy”), is to encourage such members of the Board to remain invested in the performance of the Company and the Company’s common stock, par value $0.01 per share (the “Common Stock”), and to more closely align the interests of the members of the Board with those of the Company’s shareholders. This Policy is designed to aid the Company in attracting and retaining those persons whose abilities, experience and judgment can contribute to maximizing stockholder value. This Policy shall become effective upon the consummation of an initial public offering of the Company’s Common Stock and if such an initial public offering does not occur on or prior to December 31, 2018 this policy shall be void ab initio.

Section 2. Share Ownership Requirements.

(a) Minimum Ownership Requirement. Each person serving as a member of the Board that is not an employee of the Company or its subsidiaries (each, a “Non-Employee Director”) is required to maintain during his or her tenure at the Company beneficial ownership of a number of shares of Common Stock with a value equal to five times his or her applicable annual cash retainer, excluding any committee retainers or retainers paid based on his or her service as lead independent director, if applicable (the “Minimum Ownership Requirement”), during his or her service on the Board. The value of a Non-Employee Director’s beneficial ownership shall be calculated by multiplying (i) the sum of the number of shares of Common Stock beneficially owned by the Non-Employee Director (as determined in accordance with Section 2(b) hereof) by (ii) the closing price per share of the Common Stock on the applicable measurement date. Once a Non-Employee Director has achieved his or her Minimum Ownership Requirement, he or she will not be deemed non-compliant with this Policy if the value of his qualifying shares (as determined pursuant to Section 2(b) below) decreases below the Minimum Ownership Requirement solely due to a decrease in the closing price per share of Common Stock on the applicable measurement date and not due to a sale or other disposal of Common Stock by the Non-Employee Director.

(b) Counting. For purposes of this Policy, shares of Common Stock that count toward satisfaction of the Minimum Ownership Requirement shall include (a) any class of equity securities of the Company, in any case whether held (i) directly or indirectly or by or for the benefit of immediate family members; (ii) by trusts for the benefit of such person or such person’s immediate family members, or (iii) in a 401(k) plan, IRA or deferred compensation plan; and (b) shares of restricted Common Stock and shares subject to outstanding restricted stock unit awards, in either case, that vest solely based on the passage of time. Shares of Common Stock that count toward satisfaction of the Minimum Ownership Requirement shall not include (x) shares of Common Stock subject to outstanding stock options, whether exercisable or unexercisable; (y) unearned performance-based vesting restricted Common Stock, restricted stock unit awards or other incentive awards; and (z) warrants and all other forms of derivative securities.

Section 3. Compliance.

(a) Compliance Deadline. Each Non-Employee Director serving on the Board as of the date hereof shall have until [    , 2023]1 to come into compliance with this Policy. Any newly appointed or elected Non-Employee Director hereafter shall come into compliance with this Policy no later than the fifth anniversary of the Non-Employee Director’s appointment or election.

(b) Determination of Share Ownership. Each Non-Employee Director shall certify as to his or her compliance with the Minimum Ownership Requirement during his or her service on the Board of Non-Employee Directors of the Company at least once each year (beginning with the year in which these ownership guidelines become applicable to such Non-Employee Director) in connection with responding to the Company’s annual Director and Officer Questionnaire.

(c) Exceptions. The Minimum Ownership Requirement may be waived, at the sole discretion of the disinterested members of the Board, if compliance would create severe hardship for a Non-Employee Director, or would violate Section 16(b) of the Securities Exchange Act of 1934, as amended or would prevent the Non-Employee Director from complying with a court order, as in the case of a divorce settlement. A Non-Employee Director may file notice with the Corporate Secretary to be presented to the Board, advising the Board of the circumstances and describing the extent of the waiver requested. It is expected that these instances will be rare.

(d) Remedies for Non-Compliance. The Compensation Committee of the Board (the “Compensation Committee”) has the authority to review each Non-Employee Director’s compliance (or progress towards compliance) with this Policy from time to time and, in its sole discretion, to impose such conditions, restrictions or limitations on any Non-Employee Director as the Compensation Committee determines to be necessary or appropriate in order to achieve the purposes of this Policy. For example, the Compensation Committee may mandate that a Non-Employee Director retain (and not transfer) all or a portion of any shares delivered to the Non-Employee Director through the Company’s equity plans or otherwise restrict the Non-Employee Director’s transfer of previously owned shares.

Section 4. Administration of the Policy.

(a) Authority. The Compensation Committee shall conduct the general administration of this Policy in accordance with its provisions. The Compensation Committee shall have full power and authority to interpret this Policy and to adopt such rules for the administration, interpretation and application of this Policy as are consistent therewith and to interpret, amend or revoke any such rules. The Compensation Committee may delegate administrative duties under this Policy to one or more agents as it shall deem necessary or advisable. Any decision or action taken by the Compensation Committee with respect to the administration or interpretation of this Policy shall be conclusive and binding on all persons.

(b) Liability. No member of the Board shall be personally liable for any action or determination made in good faith with respect to this Policy or to any settlement of any dispute between a Non-Employee Director and the Company. The Board shall be entitled to rely upon the advice or opinions of any attorneys, consultants, accountants, appraisers, brokers or other persons with respect to all matters concerning this Policy.

Section 5. Amendment, Modification, and Termination.

This Policy may at any time or from time to time be amended, modified or terminated by the Compensation Committee.

[1]	NTD: To be the fifth anniversary of the IPO.

2